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                                                                   EXHIBIT 10.38


Catherine Hapka
President & CEO

Tuesday, March 31, 1998

Scott Chandler
434 Hunter Ave.
State College, PA 16801

Subject:  Offer of Employment with RHYTHMS NetConnections Inc.

Dear Scott:

     It gives me great pleasure to offer you employment with RHYTHMS NetConnections Inc. Inc. ("RHYTHMS" or the "Company'). This letter will serve to outline the basic terms of your employment.

     1.     Start of Employment
     The effective date of your employment will be April 8, 1998 ("Start Date").

     2.     Position
     You will be Chief Financial Officer for the Company, You will report directly to me.

     3.     Salary
     Your annual base salary will be $180,000. You will be eligible for all standard Company benefits.

     4.     Bonus
     You will be eligible for an annual bonus of up to 40% of your base salary, payable upon achievement of milestones to be established by me.

     5.     Stock
     Subject to approval by the Board of Directors, you will be granted options to purchase 160,000 shares of Common Stock at an exercise price per share equal to the fair market


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Catherine Hapka
President & CEO

     price of a share of the Company's common stock on the date the option is granted. Twenty five percent (25%) of the options will vest on the first anniversary of your Start Date, and the remaining seventy five percent (75%) will vest thereafter on a monthly basis over the succeeding three (3) year period, for a total vesting period of 4 years. The Company will also reimburse you for up to $2,500 per year, for the interest carrying costs associated with financing the purchase of up to 80,000 shares of Common Stock.

     6.     Location
     The Company headquarters are located in Englewood, Colorado. The Company will reimburse you for up to $85,000 for your actual incurred and reasonable expenses in relocating to Colorado, in accordance with the terms and conditions as defined in Attachment A.

     Employment with RHYTHMS will not be for a specified term and can be terminated by you or by the Company at any time for any reason, with or without cause, and with or without notice. Any contrary representations which may have been made or which may be made to you are/will be superseded by this offer. The "at will" nature of your employment described in this offer letter will constitute the entire agreement between you and the Company concerning the duration of your employment and the circumstances under which you or the Company may terminate the employment relationship. Although your job duties, title, compensation and benefits may change over time, the "at will" term of your employment can only be changed in a writing which is signed by you and by the President of the Company. If you accept this offer, the terms described in this letter will be the terms of your employment. This offer is contingent on you executing the RHYTHMS Proprietary Information and Inventions Agreement and NonCompetition Agreement, copies of which are attached hereto and incorporated by reference. The terms of this letter and your employment will be governed by the laws of the State of Colorado.

     In compliance with the Federal Immigration Reform Act, your employment pursuant to this offer is contingent on your providing the legally required proof of your identity and authorization to work in the United States.

     Assuming this offer letter is acceptable to you, please sign a copy and return it to me, along with signed copies of the Proprietary Information and Inventions Agreement and NonCompetition Agreement.

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Catherine Hapka
President & CEO

     Scott, we believe we have an excellent opportunity to build a major next-generation communication company. We are delighted that you are considering joining our talented and energetic team, and I am looking forward to working with you.

Sincerely,



/s/ Catherine Hapka
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Catherine Hapka





Accepted

/s/ Scott Chandler                                     4-1-98
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Scott Chandler                               Date